UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 26, 2024

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Altus Power, Inc.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation or organization)	001-39798 (Commission File Number)	85-3448396 (I.R.S. Employer Identification Number)
2200 Atlantic Street, 6th Floor Stamford, CT 06902
(Address of principal executive offices and zip code)
(203) 698-0090
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	AMPS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or in Rule 12b-2 of the Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 - Other Events

Altus Power, Inc. (“Altus Power” or the “Company), through its subsidiaries, APA Finance IV, LLC (the “Borrower”), and APA Finance IV Holdings, LLC (“Holdings”) has entered into a new term loan facility (the “Term Loan Facility”) under the terms of a Credit Agreement, dated as of March 26, 2024, among the Borrower, Holdings, Blackstone Asset Based Finance Advisors LP, which is an affiliate of the Company, U.S. Bank Trust Company, N.A., as administrative agent, U.S. Bank N.A., as document custodian, and the lenders party thereto (the “Credit Agreement”). The Term Loan Facility is non-recourse to Altus Power, Inc. On March 26, 2024, the Company borrowed $101 million from the Term Loan Facility in connection with the acquisition of solar assets from Vitol Solar I LLC, which closed on January 31, 2024, as previously announced in our Form 8-K filing as of such date.

The Credit Agreement, which matures on March 26, 2049 (the “Maturity Date”), bears interest at a fixed rate of 6.45% per annum on outstanding principal amounts under the term loan. The Term Loan Facility has an anticipated repayment date of June 30, 2034 (“Anticipated Repayment Date”). Upon lender approval, the Borrower has the right to increase the Term Loan Facility to make additional draws for certain acquisitions of solar assets that otherwise satisfy the criteria for permitted acquisitions, as defined in the Credit Agreement.

The aggregate amount of the commitments on the closing date of the Credit Agreement is $101 million. The Credit Agreement also provides that the Borrower may draw amounts under the Credit Agreement so long as the borrowing base as determined by the collateral provided under the Credit Agreement together does not exceed $101 million.

The Credit Agreement contains provisions relating to voluntary prepayments, which may be made without penalty, mandatory prepayments and financial performance covenants, including regarding indebtedness, dispositions, restricted payments, and maintaining a debt service coverage ratio of at least 1.10:1.00 on the last day of each period of four consecutive fiscal quarters of the Borrower for which financial statements have been delivered to the administrative agent. Borrower will make quarterly interest and principal payments during the term of the facility as set forth in the Credit Agreement. The term loan amortizes at a rate of 2.0% of initial outstanding principal per annum until June 30, 2025, after which the term loan will amortize at 2.6% per annum until the anticipated repayment date. Borrower has also entered into a promissory note in connection with the Credit Agreement in favor of Security Life of Denver Insurance Company with respect to its obligations under the Credit Agreement.

The Credit Agreement provides for customary covenants, representations and warranties, and events of default, including failure by the Borrower to make payments on any loan when due and payable, failure in the payment of any interest, fees or other monetary obligations for three business days, violation and failure to cure breach of certain covenants and representations and warranties, and entry of one or more final judgment or orders over certain thresholds against Altus Power, the Borrower, or the guarantors under the Credit Agreement. Prepayments may be made under the Credit Agreement without premium or penalty, and repayments are otherwise payable when due, subject to certain exceptions.

Following an event of default, the commitments thereunder shall immediately terminate and the loans (with accrued interest thereon and any make-whole amount) and all other amounts owing under the Credit Agreement become immediately due and payable.

Item 9.01 - Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 26th day of March, 2024.

Altus Power, Inc.

By:	/s/ Gregg J. Felton
Name:	Gregg J. Felton
Title:	Co-Chief Executive Officer and Director